Exhibit 99
PepsiAmericas Announces Fourth Quarter and Full Year 2006 Results
Company Reports Worldwide Topline Growth over 6 Percent for Full Year
Company Provides 2007 Outlook
MINNEAPOLIS, January 31, 2007 — PepsiAmericas, Inc. (NYSE: PAS) today reported net income of $158.3 million for the full year 2006, with revenue up 6.6 percent including acquisitions. Diluted earnings per share (EPS) was $1.22 for the full year 2006, including a $0.10 reduction related to previously announced special charges and an impairment charge related to a write-down of a legacy investment. These results compare to full year reported net income in 2005 of $194.7 million, or EPS of $1.42. The prior year EPS results included various items that resulted in a combined net increase of $0.05 in 2005, as explained in the attachment to this release.
In the fourth quarter of 2006, PepsiAmericas reported net income of $26.1 million, or EPS of $0.20, which included special charges and an impairment charge totaling $0.09. These reported results compare to net income of $37.6 million in the fourth quarter of 2005, or EPS of $0.28, which included various items that resulted in a combined net decrease of $0.01 in 2005. During the third quarter of 2006, the company completed the acquisition of bottling operations in Romania and distribution rights in Moldova. These geographies are referred to as the acquisition territories in this release.
Full Year 2006 Financial Highlights
•	Reported worldwide revenue increased 6.6 percent to nearly $4 billion, with 2 percentage points contributed by the acquisition territories and the remainder driven by volume and pricing gains across all geographies.

•	Worldwide volume improved 5.6 percent for the year with constant territory volume up 2 percent, driven mainly by the company’s international businesses. U.S. volume increased 0.6 percent, with the existing markets in Central Europe growing 10 percent and Caribbean volume up 1.6 percent.

•	Reported worldwide average net selling price improved by 0.5 percent, with constant territory net pricing up 1.4 percent. U.S. average net selling price increased 1.1 percent for the full year, while Central Europe and Caribbean both improved pricing over 5 percent.

•	Gross profit grew 2.9 percent to over $1.6 billion, with approximately 2 percentage points of growth from the acquisition territories. Reported worldwide cost of goods sold per unit increased 3.3 percent, reflecting a favorable country mix impact of approximately 1 percentage point related to the acquisition territories. On a constant territory basis, worldwide cost of goods sold increased 4.2 percent per unit, reflecting higher raw material costs across all geographies. Cost of goods sold in the U.S. business was up 4.3 percent on a per unit basis.

•	Reported operating income was $356 million, including the benefit from the acquisition territories. These results also included special charges totaling $13.7 million. This compares to operating income of $393.4 reported in the 2005, which included various items that resulted in a net increase of $8 million, relating mainly to the fructose settlement.

“In our U.S. business, we advanced our noncarbonated beverage portfolio to over 18 percent of the U.S. volume mix for the full year, better positioning our portfolio with consumer choice,” said Robert C. Pohlad, Chairman and Chief Executive Officer of PepsiAmericas. “While our noncarbonated beverage portfolio grew almost 30 percent this year, it was not enough to offset the impact of carbonated soft drink declines and higher raw material costs. These results also overshadowed our international performance, as international operating profits more than doubled on a constant territory basis. In addition, we expanded our geographic reach to include Romania, driving our total international business to over 20 percent of worldwide net revenues.
“Beyond the diversification of our geographic portfolio in 2006,” continued Mr. Pohlad, “we also rebuilt our domestic sales organization to align more directly with the way our customers do business. It is an important change in how we work with our customers by dedicating more resources and sales support for those channels and customers that are growing.”
Fourth Quarter Results
•	Reported worldwide net sales grew 11.2 percent, with the acquisition territories contributing approximately 5 percentage points of the growth and the remainder driven by top line growth in each of the three geographies. A reported worldwide average net selling price increase of 0.4 percent helped to generate net sales of $994.5 million in the quarter. On a constant territory basis, worldwide net pricing was up 2.5 percentage points, with U.S. net pricing up 1.5 percent.

•	Reported worldwide volume improved 9.5 percent in the quarter, including an approximately 8 percentage point contribution from the acquisition territories. On a constant territory basis, worldwide volume increased 1.4 percent, driven by a strong international volume performance. Domestic volume declined 0.4 percent.

•	Reported worldwide operating income decreased $1.3 million to $75.8 million in the fourth quarter, due, in part, to special charges of $11.5 million related to the reorganization of the company’s U.S. business. Strong international performance, including the impact of acquisition territories, drove combined international operating profits to $9.4 million in the fourth quarter compared to $0.7 million a year ago.
Fourth Quarter 2006 U.S. Operations Highlights
Volume declined 0.4 percent in the quarter compared to prior year, as the growth in the company’s noncarbonated portfolio was offset by the carbonated soft drink declines. Carbonated soft drink volume was down 5 percent reflecting continued overall category softness. The package mix of carbonated soft drink volume, however, improved in the quarter with innovation driving improved single serve performance. The company grew the noncarbonated beverage category over 30 percent in the quarter, led by Aquafina and Lipton Iced Tea.
Net sales in the U.S. grew 3.3 percent to $783.8 million in the fourth quarter, driven by net pricing growth of 1.5 percent as well as increases in other revenues, mainly contract sales. Net pricing improvements reflected stronger single serve volume, up over 1 percent, as well as rate increases of over 2 percent on top of strong pricing a year ago. While take home packages decreased almost 1 percent, the package mix continued to have an overall negative impact on net pricing. Domestic cost of goods sold per unit increased 4.3 percent, reflecting higher raw material costs. Gross profit declined by 0.3 percent to $324.9 million, representing an improvement from the third quarter’s 1.4 percent decline.

Selling, delivery and administrative expenses decreased 1.6 percent to $247.0 million in the fourth quarter as the company lapped a lease exit charge of $6.1 million from a year ago. The fourth quarter operating income was $66.4 million, including special charges of $11.5 million. These results compare to prior year fourth quarter operating income of $76.4 million, which included the lease exit charge partly offset by the $1.5 million fructose settlement.
Fourth Quarter International Operations Highlights
Central Europe volume grew 71.1 percent, including the acquisition territories. Volume was up 11.1 percent on a constant territory basis, reflecting continued growth in all categories and across all markets. Central Europe net sales reached $146.6 million in the fourth quarter, up 90.9 percent, with almost 60 percentage points of the increase coming from the acquisition territories. Existing markets delivered top-line growth, up over 30 percent, reflecting broad based volume and pricing increases. Average net pricing increased 15.2 percent, reflecting 11 percentage points due to foreign currency translation and the remainder reflecting underlying strong rate and mix. Cost of goods sold per unit increased 10.5 percent with foreign currency translation accounting for almost 8 percentage points of the increase. Reported gross profit increased 107.8 percent to $55.7 million for the quarter with the acquisition territories driving 67 percentage points of the increase and constant territories growing over 40 percent. Selling, delivery and administrative expenses were up 71.3 percent, and up 28.4 percent on a constant territory basis reflecting unfavorable foreign currency translation, higher compensation and benefit costs, and higher volume. Operating income grew to $6.2 million compared to an operating loss of $2.1 million in the prior year quarter, driven mainly by the contribution from the acquisition territories, the benefit from foreign currency translation, and improved operating performance.
The Caribbean business reported a volume increase of 3.2 percent. An average net selling price improvement of 5.1 percent helped to drive net sales up 9 percent to $64.1 million. Cost of goods sold per unit increased 6.2 percent, as higher raw material and utility costs continued. Gross profit increased 6.4 percent to $16.6 million in the fourth quarter. Selling, delivery and administrative costs increased 4.7 percent, mainly reflecting the higher volume performance. Operating income grew to $3.2 million compared to $2.8 million in the prior year quarter.
Outlook
“We begin the year with many positives, most notably the potential of our international markets, along with a newly aligned U.S. sales organization,” remarked Mr. Pohlad. “Cost of goods sold, however, will be a challenge for us in 2007 as raw materials costs are expected to be substantially higher. In 2007, our top priority is to drive greater balance in our U.S. portfolio and realize rate increases to help offset these cost pressures. We are also focused on building greater capability and efficiencies throughout our supply chain, in addition to investing behind our international businesses. We expect these initiatives, along with strong innovation from our PepsiCo partnership, to enable our success in 2007 despite a difficult cost environment.”
The company expects full year reported EPS to be in the range of $1.33 to $1.37 in 2007, including an estimated $0.02 to $0.03 special charge related to the previously announced reorganization of the company’s U.S. business. This compares to reported EPS of $1.22 in 2006. As previously discussed and included on the attached reconciliation table, the 2006 results included special charges and an impairment charge that decreased EPS by $0.10, resulting in an adjusted EPS of $1.32 for the full year 2006.

The company’s financial outlook for 2007 is outlined in the below table, which includes the impact of the acquisition territories unless noted as constant territory. The acquisition territories have a one point impact on average net selling price and cost of goods sold per unit, both lower than on a constant territory basis.

Volume — Worldwide	+ 5% to 6%
U.S.	Down 1% to Flat
Constant Territory Worldwide Volume	+ 1% plus

Average Net Selling Price	+ 3% to 4%

Cost of Goods Sold per unit	Approximately + 4%

Selling, Delivery and Administrative (SD&A) Expenses	+ 7% to 8%
Constant Territory SD&A Expenses	+ 4% to 5%

Adjusted Operating Income, (excludes special charges)	+ 4% to 7%

Interest Expense	Approximately $106 million

Effective Tax Rate	Approximately 36.5%

Estimated Reported EPS	$1.33 to $1.37

Estimated Special Charges Related to U.S. Reorganization	$0.02 to $0.03
Estimated Adjusted EPS, (excludes special charges)	$1.35 to $1.40
Additionally, the company expects to generate adjusted operating cash flow of $190 to $200 million in 2007, with capital spending in the range of $190 to $200 million.
PepsiAmericas will hold its fourth quarter and full year earnings conference call at 10:00 AM CT today, Wednesday, January 31, 2007, through a live webcast over the internet. The live webcast will be available at www.pepsiamericas.com. A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.
PepsiAmericas is the world’s second-largest manufacturer, seller and distributor of PepsiCo beverages with operations in 19 U.S. states, Central Europe, and the Caribbean. For more information on PepsiAmericas, please visit www.pepsiamericas.com.
Cautionary Statement
This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings;

weather conditions; cost and availability of raw materials; changing legislation; outcomes of environmental claims and litigation; availability and cost of capital including changes in our debt ratings; labor and employee benefit costs; unfavorable interest rate and currency fluctuations; costs of legal proceedings; and general economic, business and political conditions in the countries and territories where we operate. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended December 31, 2005.
Contact:
Investor Relations
Sara Zawoyski, 612-661-3830
sara.zawoyski@pepsiamericas.com
Media Relations
Mary Viola, 847-598-2870
mary.viola@pepsiamericas.com

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited and in millions, except per share data)

	Fourth Quarter		Fiscal Year
	2006	2005	2006	2005
Net sales	$994.5	$894.3	$3,972.4	$3,726.0
Cost of goods sold	597.3	526.0	2,364.3	2,163.5

Gross profit	397.2	368.3	1,608.1	1,562.5
Selling, delivery and administrative expenses	309.9	292.7	1,238.4	1,183.2
Fructose settlement income	—	1.5	—	16.6
Special charges, net	11.5	—	13.7	2.5

Operating income	75.8	77.1	356.0	393.4
Interest expense, net	26.8	22.4	101.3	89.9
Other expense, net	7.5	1.6	11.5	4.9

Income before income taxes and equity in net	41.5	53.1	243.2	298.6
earnings of nonconsolidated companies
Income taxes	15.4	17.2	90.5	108.8
Equity in net earnings of nonconsolidated companies	—	1.7	5.6	4.9

Net income	$26.1	$37.6	$158.3	$194.7

Weighted average common shares:
Basic	126.9	131.8	127.9	134.7
Incremental effect of stock options and awards	1.7	2.2	1.9	2.5

Diluted	128.6	134.0	129.8	137.2

Earnings per share:
Basic	$0.21	$0.29	$1.24	$1.45
Diluted	$0.20	$0.28	$1.22	$1.42

Cash dividends declared per share	$0.125	$0.085	$0.50	$0.34

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF FISCAL YEAR END 2006 AND 2005
(unaudited and in millions)

	2006	2005
ASSETS:
Current assets:
Cash and cash equivalents	$93.1	$116.0
Receivables, net	267.1	213.8
Inventories:
Raw materials and supplies	104.2	88.2
Finished goods	128.8	106.0

Total inventories	233.0	194.2

Other current assets	81.9	74.2

Total current assets	675.1	598.2

Property and equipment	2,576.4	2,387.0
Accumulated depreciation	(1,437.7)	(1,272.9)

Net property and equipment	1,138.7	1,114.1

Goodwill and intangible assets, net	2,327.0	2,160.1
Other assets	66.6	181.4

Total assets	$4,207.4	$4,053.8

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Short-term debt, including current maturities of long-term debt	$212.9	$290.4
Payables	189.4	166.3
Other current liabilities	291.5	265.3

Total current liabilities	693.8	722.0

Long-term debt	1,490.2	1,285.9
Deferred income taxes	243.1	245.1
Other liabilities	175.7	231.5

Total liabilities	2,602.8	2,484.5

Shareholders’ equity:
Preferred stock	—	—
Common stock	1,283.4	1,267.1
Retained income	525.4	432.0
Unearned stock-based compensation	—	(16.5)
Accumulated other comprehensive income (loss)	21.7	(25.1)
Treasury stock, at cost	(225.9)	(88.2)

Total shareholders’ equity	1,604.6	1,569.3

Total liabilities and shareholders’ equity	$4,207.4	$4,053.8

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR FISCAL YEAR 2006
COMPARED WITH FISCAL YEAR 2005
(unaudited and in millions)

	Fiscal Year
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Income from continuing operations	$158.3	$194.7
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	193.4	184.7
Deferred income taxes	(2.5)	(7.2)
Special charges, net	13.7	2.5
Cash outlays related to special charges	(2.6)	(1.6)
Loss on extinguishment of debt	—	5.6
Pension contributions	(10.0)	(16.8)
Lease exit costs	—	6.1
Equity in net earnings of nonconsolidated companies	(5.6)	(4.9)
Excess tax benefits from share-based payment arrangements	(6.8)	—
Marketable securities impairment	7.3	—
Other	17.3	17.8
Changes in assets and liabilities, exclusive of acquisitions:
(Decrease) Increase in receivables	(37.0)	0.6
Increase in inventories	(24.2)	(5.9)
Increase in payables	0.5	13.7
Net change in other assets and liabilities	42.0	42.5

Net cash provided by operating activities of continuing operations	343.8	431.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(169.3)	(180.3)
Franchises and companies acquired, net of cash acquired	(88.5)	(354.6)
Proceeds from sales of property	9.7	5.3
Proceeds from sales of investment	0.9	—
Purchase of equity investment	—	(51.0)

Net cash used in investing activities	(247.2)	(580.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings of short-term debt	13.6	75.3
Proceeds from issuance of long-term debt	247.4	793.3
Repayment of long-term debt	(185.8)	(457.1)
Treasury stock purchases	(150.7)	(239.2)
Excess tax benefits from share-based payment arrangements	6.8	—
Issuance of common stock	24.9	61.4
Cash dividends	(59.3)	(35.1)

Net cash (used in) provided by financing activities	(103.1)	198.6

Net operating cash flows used in discontinued operations	(11.1)	(10.1)
Effects of exchange rate changes on cash and cash equivalents	(5.3)	1.4

Change in cash and cash equivalents	(22.9)	41.1
Cash and cash equivalents at beginning of year	116.0	74.9

Cash and cash equivalents at end of year	$93.1	$116.0

Notes to condensed consolidated financial statements (unaudited):
1. Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission’s Final Rule, “Conditions for Use of Non-GAAP Financial Measures,” included below is a reconciliation of the non-GAAP financial measures discussed in conjunction with the earnings release to the most comparable U.S. GAAP measure.
Non GAAP Adjusted Comparisons: In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events. These adjustments relate to operating income, net income and basic and diluted income per share. To calculate the adjusted comparisons, management has excluded the marketable securities impairment, special charges relating to various restructuring initiatives, fructose settlement, the property tax refund, the loss on extinguishment of debt, lease exit costs and various tax adjustments.
Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations. Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results. These non-GAAP adjusted comparison measures are provided as supplemental information, and should not be considered in lieu of the GAAP measures. There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.
These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons. Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.
We have provided the table below that summarizes the adjustments discussed in this press release that impact comparability of the periods presented:

	Fourth Quarter 2006		Fourth Quarter 2005
	Operating		Operating
(unaudited, in millions)	Income	Net Income	Income	Net Income
As Reported	$75.8	$26.1	$77.1	$37.6
Items impacting comparability
Special charges, net	11.5	7.2	—	—
Marketable securities impairment	—	4.6	—	—
Fructose settlement	—	—	(1.5)	(1.0)
Other tax adjustments	—	—	—	(1.1)
Lease exit costs	—	—	6.1	3.8

Adjusted Comparisons	$87.3	$37.9	$81.7	$39.3

Weighted average common shares:
Basic		126.9		131.8
Incremental effect of stock options and awards		1.7		2.2

Diluted		128.6		134.0

Earnings per share — basic
As reported		$0.21		$0.29
As adjusted		$0.30		$0.30
Earnings per share — diluted
As reported		$0.20		$0.28
As adjusted		$0.29		$0.29

	Fiscal Year 2006		Fiscal Year 2005
	Operating		Operating
(unaudited, in millions)	Income	Net Income	Income	Net Income
As Reported	$356.0	$158.3	$393.4	$194.7
Items impacting comparability
Special charges, net	13.7	8.6	2.5	1.6
Marketable securities impairment	—	4.6	—	—
Fructose settlement	—	—	(16.6)	(10.4)
Property tax refund	—	—	—	(3.5)
Other tax adjustments	—	—		(1.1)
Lease exit costs	—	—	6.1	3.8
Loss on extinguishment of debt	—	—	—	3.5

Adjusted Comparisons	$369.7	$171.5	$385.4	$188.6

Weighted average common shares:
Basic		127.9		134.7
Incremental effect of stock options and awards		1.9		2.5

Diluted		129.8		137.2

Earnings per share — basic
As reported		$1.24		$1.45
As adjusted		$1.34		$1.40
Earnings per share — diluted
As reported		$1.22		$1.42
As adjusted		$1.32		$1.37

Adjustments included in this summary were as follows:
Special charges — During the first quarter of 2006, we recorded special charges, net, in Central Europe of $2.2 million ($1.4 million after taxes) related primarily to a reduction in the workforce. These special charges were primarily for severance costs and related benefits.
During the fourth quarter of 2006, we recorded special charges, net, in the U.S. of $11.5 million ($7.2 million after taxes). The special charges were related to a reduction in the workforce and other related employee costs. These special charges were primarily for severance costs and related benefits.
During the first quarter of 2005, we recorded special charges, net, in Central Europe of $2.5 million ($1.6 million after taxes). The special charges were related to a reduction in the workforce and the consolidation of certain production facilities. These special charges were primarily for severance costs and related benefits and asset write-downs.
Fructose settlement — In the fourth quarter of 2005, we recorded a gain of $1.5 million ($1.0 million after taxes) and in fiscal year 2005, we recorded a gain of $16.6 million ($10.4 million after taxes) related to the favorable settlement of the high fructose corn syrup lawsuit.
Marketable securities impairment — In the fourth quarter of 2006, we recorded an other-than-temporary impairment loss of $7.3 million ($4.6 million after taxes) related to an equity security that is classified as available-for-sale. The loss was recorded in the “Other expense, net.”
Property tax refund — In the second quarter of 2005, we recorded a gain of $5.6 million ($3.5 million after taxes) associated with a property tax refund related to a previously sold parcel of land in downtown Chicago. Of this total, $1.5 million ($0.9 million after taxes) was recorded in “Interest Expense, net” and the remaining $4.1 million gain ($2.6 million after taxes) was recorded in “Other expense, net.”
Other tax adjustments — In the fourth quarter of 2005, we recorded a $1.1 million benefit related to the reversal of valuation allowances for certain net operating loss carryforwards offset by tax contingency requirements. This benefit was comprised of interest expense of $0.6 million ($0.4 million after taxes) for the tax contingency requirements recorded in “Interest expense, net” and $1.5 million of tax benefit recorded in “Income taxes.”
Lease exit costs — In the fourth quarter of 2005, we recorded a loss of $6.1 million ($3.8 million after taxes) related to the relocation of our corporate offices in the Chicago area.
Loss on extinguishment of debt — During the second quarter of 2005, we completed a cash tender offer related to $550 million of our outstanding debt. The total amount of securities tendered was $388 million. As a result of the tender offer we recorded a loss on the extinguishment of debt of $5.6 million ($3.5 million after taxes). The loss was recorded in “Interest expense, net.”
Other item impacting comparability:
2. Quadrant-Amroq Bottling Company Limited (“QABCL”) is a holding company that through its subsidiaries produces, sells and distributes Pepsi and other beverages throughout Romania with distribution rights in Moldova. In June 2005, we acquired a 49% interest in QABCL for a purchase price of $51 million. This initial investment was recorded under the equity method in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” and was included in “Other Assets” in the Condensed Consolidated Balance Sheet. We recorded our share of QABCL earnings in “Equity in net earnings of nonconsolidated companies” in the Condensed Consolidated Statements of Income. In July 2006, we acquired the remaining 51% interest in QABCL for a purchase price of $81.9 million, net of approximately $17 million cash acquired. QABCL is now a wholly-owned subsidiary which was consolidated in the third quarter of 2006. Due to the timing of the receipt of available financial information from QABCL, we recorded results on a one-month lag basis.
In this earnings release, constant territory refers to the results of operations excluding QABCL.